SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2013

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 S Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into Material Definitive Agreement

On October 21, 2013 Mission Community Bancorp, a California Corporation (the “Company”) and Heritage Oaks Bancorp, a California corporation (“HEOP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition by HEOP of the Company pursuant to the merger of the Company with and into HEOP, with HEOP being the surviving corporation (the “Merger”).  Immediately after the Merger, Mission Community Bank, the Company’s wholly-owned banking subsidiary, will be merged with and into Heritage Oaks Bank, HEOP’s wholly-owned banking subsidiary, with Heritage Oaks Bank being the surviving banking corporation.

Pursuant to the terms and subject to the conditions of the Merger Agreement, which has been approved by the Board of Directors of each of the Company and HEOP, holders of shares of the Company’s common stock, warrants and options will receive aggregate cash consideration of $8.0 million and aggregate stock consideration of 7,541,353 shares of the common stock of HEOP.  Based on the Company’s shares currently outstanding, each share of common stock of the Company would be exchanged for approximately (i) 0.8614 shares of the common stock of HEOP and (ii) cash consideration of approximately $0.19.  Based on the closing price of HEOP common stock of $6.42 per share on October 18, 2013, the total value of the merger consideration would be $56.4 million.  The actual value received by the Company’s shareholders on a per share basis will fluctuate based on the price of the common stock of HEOP.

Each holder of the Company’s warrants (other than warrants issued in the Company’s public rights offering which warrants will terminate if not exercised prior to the Merger) will enter into a warrant holder agreement agreeing not to exercise his, her or its warrants prior to the Merger and receiving at the effective time of the Merger cash in the amount of $0.92 per share of common stock that would have been received upon exercise of the warrants.  Each holder of the Company’s options will enter into an option holder agreement, agreeing to cash out his or her Company stock options and cancel them.  In the money option holders will receive the spread between the exercise price of such options and $5.92, while out of the money option holders will receive a flat $500 for cancellation of all of their respective options.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company and HEOP.  In addition, the Company has agreed not to solicit certain acquisition proposals.  However, under certain circumstances specified in the Merger Agreement, the Company is entitled to enter into discussions and negotiate with third parties who submit to the Company certain unsolicited acquisition proposals which the Board of Directors of the Company determines are “Superior Proposals “ as such term is defined in the Merger Agreement.

Completion of the Merger is subject to certain conditions, including, among others, the (i) approval of the Merger by the shareholders of the Company and HEOP, (ii) listing on NASDAQ of the shares of HEOP to be issued in the Merger, (iii) receipt of all governmental consents and approvals required to consummate the Merger, (iv) U.S. Securities Exchange Commission having declared effective under the Securities Act of 1933, as amended, HEOP’s registration statement covering the issuance of shares of HEOP in the Merger, (v) absence of any injunction, order or legal restraint prohibiting consummation of the Merger, and (vi) receipt by HEOP and the Company of opinions from their respective legal counsel that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct to the extent provided in the Merger Agreement and the other party having performed in all material respects it obligations under the Merger Agreement.  HEOP’s obligation to consummate the Merger is also subject to certain additional conditions, including, among others, (i) the Company’s “Adjusted Shareholders Equity”, as defined in the Merger Agreement, not being less than 95% of the shareholders’ equity of the Company as of June 30, 2103 as of the “Shareholders Equity Measurement Date,” as such term is defined in the Merger Agreement, and (ii) the Company’s “Core Deposits,” as defined in the Merger Agreement, not being less than 80% of the balance of such Core Depsits on September 30, 2013 as of the date of the “Closing Financial Statement,” as such term is defined in the Merger Agreement.

The Merger Agreement contains certain termination rights for both the Company and HEOP, including, among others, the right to terminate the Merger Agreement if (i) the Merger is not consummated on or before the nine month anniversary of the date of the Merger Agreement, subject to an extension of up to 90 days in certain circumstances, (ii) if any required regulatory approvals are not obtained or (iii) if the requisite approval of the shareholders of the Company or HEOP is not obtained.  In addition, HEOP is entitled to a termination fee of $2,500,000 plus reimbursement of out-of-pocket expenses with respect to the termination of the Merger Agreement in certain instances, including, among other things, (i) the failure of the Company’s shareholders to approve the Merger Agreement, (ii) the failure of the Company to recommend approval of the Merger to its shareholders in certain instances and (iii) in the event that an “Acquisition Proposal”, as such term is defined in the Merger Agreement, has been made known to the shareholders, senior management or board of directors of the Company or any person shall have publicly announced an intention to make an Acquisition Proposal, and thereafter the Merger Agreement is terminated, and prior to the date that is 12 months from the date of such termination, the Company consummates an “Alternative Transaction,” as such term if defined in the Merger Agreement, or enters into any letter of intent or similar agreement related to an Alternative Transaction.

The Merger is expected to be consummated in the first quarter of 2014.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

In connection with entering into the Merger Agreement, HEOP entered into a Voting and Support Agreement with each of the Company’s directors and its two largest principal shareholders (the Carpenter Community BancFunds, which own approximately 79% of the issued and outstanding shares of the Company, and Palladium Equity Partners, III, LP, which own approximately 8.8% of the issued and outstanding shares of the Company) pursuant to which agreements such directors and shareholders have agreed to vote their shares of the Company in favor of the Merger.  All current directors of HEOP and certain principal shareholders of HEOP have also entered into Voting and Support Agreements agreeing to vote their shares in favor of the Merger.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the form of Voting and Support Agreement included as Exhibit 10.2 to this Form 8-K and is incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On October 21, 2013 James W. Lokey, the current Chairman of the Board of Directors and Chief Executive Officer of Mission Community Bancorp, entered into a letter agreement providing for the continued employment of Mr. Lokey as Chairman of the Board of Directors and Chief Executive Officer of Mission Community Bancorp pending the Merger (the “Letter Agreement”).  The Letter Agreement is effective from October 21, 2013 until the effectiveness of the Merger.  The Letter Agreement provides for a base salary to Mr. Lokey of $250,000 per annum and a bonus of $30,000 in recognition of Mr. Lokey’s prior employment with the Company payable on the earlier of January 1, 2014 or the date of completion of the Merger.  The Letter Agreement also provides for the payment to Mr. Lokey of a merger bonus of $250,000 immediately prior to the completion of the Merger.

Item 8.01. Other Events.

On October 21, 2013, the Company issued a joint press release with HEOP announcing the execution of the Merger Agreement.  A copy of this press release is attached as Exhibit 99.1 and is incorporated by reference into this Item 8.01.  Also on October 21, 2013, Mission Community Bank and Heritage Oaks Bank issued a joint press release announcing their agreement to merge.  A copy of this press release is attached as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

A copy of the investor presentation by HEOP and Mission Community Bancorp dated October 22, 2013, is also attached as Exhibit 99.3 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 21, 2013 by and between Heritage Oaks Bancorp and Mission Community Bancorp

10.1	Letter Agreement between Mission Community Bancorp and James W. Lokey dated October 21, 2013 re continued employment

10.2	Form of Voting and Support Agreement

99.1	Press Release dated October 21, 2013 of Mission Community Bancorp and Heritage Oaks Bancorp

99.2	Press Release dated October 21, 2013 of Mission Community Bank and Heritage Oaks Bank

99.3	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2013		MISSION COMMUNITY BANCORP

	By:	/s/ James W. Lokey
James W. Lokey, Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit Title

2.1	Agreement and Plan of Merger dated as of October 21, 2013 by and between Heritage Oaks Bancorp and Mission Community Bancorp

10.1	Letter Agreement between Mission Community Bancorp and James W. Lokey dated October 21, 2013 re continued employment

10.2	Form of Voting and Support Agreement

99.1	Press Release dated October 21, 2013 between Mission Community Bancorp and Heritage Oaks Bancorp

99.2	Press Release dated October 21, 2013 between Mission Community Bank and Heritage Oaks Bank

99.3	Investor Presentation